Filed pursuant to Rule 433

Dated August 10, 2015

Registration Nos. 333-189150

333-189150-01

Free Writing Prospectus (To Preliminary Prospectus Supplement dated August 10, 2015 and Prospectus dated June 7, 2013)

$700,000,000 2.000% Senior Notes due 2018 Final Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	A1 / A / A+ (Positive, Stable, Stable) (Moody’s, S&P, Fitch)
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Fixed Rate
Principal Amount:	$700,000,000
Pricing Date:	August 10, 2015
Settlement Date:	August 17, 2015 (T+5)
Maturity Date:	August 17, 2018
Coupon:	2.000%
Interest Payment Dates:	Semi-annually on February 17 and August 17, commencing February 17, 2016
Benchmark Treasury:	UST 0.875% due July 15, 2018
Benchmark Treasury Price / Yield:	99-14 ¼ / 1.068%
Spread to Benchmark Treasury:	UST + 100 basis points
Reoffer Yield:	2.068%
Reoffer Price:	99.803%
Underwriting Commissions:	0.200%
Net Proceeds (Before Expenses):	$697,221,000
CUSIP:	53944V AJ8
ISIN:	US53944VAJ89
Day Count Fraction:	30 / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London
Business Day Convention:	Following, unadjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds Bank plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lloyds Banking Group plc and Lloyds Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman, Sachs & Co. toll-free at (866) 471-2526, Lloyds Securities Inc. collect at (212) 930-5000, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 and RBC Capital Markets, LLC at (866) 375-6829.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated August 10, 2015 and Prospectus dated June 7, 2013)

$1,000,000,000 2.700% Senior Notes due 2020 Final Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	A1 / A / A+ (Moody’s (postive outlook), S&P (stable), Fitch (stable))
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Fixed Rate
Principal Amount:	$1,000,000,000
Pricing Date:	August 10, 2015
Settlement Date:	August 17, 2015 (T+5)
Maturity Date:	August 17, 2020
Coupon:	2.700%
Interest Payment Dates:	Semi-annually on February 17 and August 17, commencing February 17, 2016
Benchmark Treasury:	UST 1.625% due July 31, 2020
Benchmark Treasury Price / Yield:	100-02 / 1.612%
Spread to Benchmark Treasury:	UST + 110 basis points
Reoffer Yield:	2.712%
Reoffer Price:	99.944%
Underwriting Commissions:	0.300%
Net Proceeds (Before Expenses):	$996,440,000
CUSIP:	53944V AK5
ISIN:	US53944VAK52
Day Count Fraction:	30 / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London
Business Day Convention:	Following, unadjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds Bank plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lloyds Banking Group plc and Lloyds Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman, Sachs & Co. toll-free at (866) 471-2526, Lloyds Securities Inc. collect at (212) 930-5000, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Free Writing Prospectus (To Preliminary Prospectus Supplement dated August 10, 2015 and Prospectus dated June 7, 2013)

$300,000,000 Floating Rate Senior Notes due 2018 Final Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	A1 / A / A+ (Positive, Stable, Stable) (Moody’s, S&P, Fitch)
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Floating Rate
Principal Amount:	$300,000,000
Pricing Date:	August 10, 2015
Settlement Date:	August 17, 2015 (T+5)
Maturity Date:	August 17, 2018
Coupon:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the first day of the relevant Floating Rate Interest Period (as defined below), plus 78 basis points
Interest Payment Dates:	Quarterly on February 17, May 17, August 17 and November 17, commencing November 17, 2015
Interest Reset Date:	Interest Payment Dates
Reoffer Price:	100.000%
Underwriting Commissions:	0.200%
Net Proceeds (Before Expenses):	$299,400,000
Calculation Agent:	The Bank of New York Mellon
Interest Periods:	The first interest period will begin on and include August 17, 2015 and will end on and exclude November 17, 2015. Thereafter, the interest periods will be the periods from and including an Interest Payment Date to but excluding the immediately succeeding Interest Payment Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Floating Rate Interest Period will be the period from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding the Maturity Date.
CUSIP:	53944V AL3
ISIN:	US53944VAL36
Day Count Fraction:	Actual / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London
Business Day Convention:	Modified following, adjusted
Expected Listing:	New York Stock Exchange

Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds Bank plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lloyds Banking Group plc and Lloyds Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman, Sachs & Co. toll-free at (866) 471-2526, Lloyds Securities Inc. collect at (212) 930-5000, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.